UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2017

NGL ENERGY PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-35172	27-3427920
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File Number)	Identification No.)

6120 South Yale Avenue

Suite 805

Tulsa, Oklahoma 74136

(Address of principal executive offices) (Zip Code)

(918) 481-1119

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Amended and Restated Credit Agreement

On February 14, 2017, NGL Energy Partners LP (the “Partnership”) entered into the Amended and Restated Credit Agreement by and among NGL Energy Operating LLC, as borrower and as borrowers’ agent, the Partnership, as parent, the subsidiary guarantors party thereto, Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, Deutsche Bank AG, New York Branch, as technical agent, and the other financial institutions party thereto (the “A&R Credit Agreement”). The A&R Credit Agreement amends and restates the existing Credit Agreement, dated as of June 19, 2012, by and among NGL Energy Operating LLC, the other subsidiary borrowers party thereto, the Partnership, as guarantor, Deutsche Bank Securities, as administrative agent, and the other financial institutions party thereto (the “Existing Credit Agreement”), and provides for up to $1.765 billion in aggregate commitments thereunder, consisting of (i) a $1.0 billion revolving credit facility for the Partnership’s working capital requirements and other general corporate purposes and (ii) a $765 million revolving credit facility for acquisitions, internal growth projects, other capital expenditures and general corporate purposes.  The A&R Credit Agreement extends the maturity date of such senior secured credit facilities from November 5, 2018 to October 5, 2021.  In addition to the foregoing, upon satisfaction of certain conditions, the Partnership will have the right to increase the amount available under the senior credit facilities by an aggregate amount of $300 million. NGL Energy Operating LLC’s payment obligations under the A&R Credit Agreement continue to be fully and unconditionally guaranteed, on a senior secured basis, by the Partnership.

All borrowings under the A&R Credit Agreement bear interest, at the Partnership’s option, at (i) an alternate base rate plus the applicable margin of 0.50% to 1.75% per annum or (ii) an adjusted LIBOR rate plus the applicable margin of 1.50% to 2.75% per annum. The applicable margin is determined based on the Partnership’s leverage ratio. Commitment fees are also payable under the A&R Credit Agreement.

The A&R Credit Agreement contains various customary representations, warranties and covenants by the Partnership and its subsidiaries, including, without limitation, (i) covenants regarding maximum leverage and minimum interest coverage, (ii) limitations on fundamental changes involving the Partnership or its subsidiaries and (iii) limitations on indebtedness and liens, in each case substantially consistent with the Existing Credit Agreement, provided, however, that the A&R Credit Agreement makes certain adjustments to such terms, including, without limitation, the addition of a Senior Secured Leverage Ratio, as more fully described below, and revisions relating to the borrowing base, to the financial reporting covenants and to certain of the negative covenants.

The A&R Credit Agreement is secured by substantially all of the Partnership’s assets subject to certain exclusions.  Commencing with the fiscal quarter ended December 31, 2016, the Partnership may not permit the Senior Secured Leverage Ratio to be greater than 3.50 to 1.0 as of the close of business as of the last day of any fiscal quarter.  At December 31, 2016, the Partnership’s Senior Secured Leverage Ratio was approximately 1.76 to 1.0.

Substantially consistent with the Existing Credit Agreement, the Partnership’s and its subsidiaries’ obligations under the A&R Credit Agreement may be accelerated following certain events of default (subject to applicable cure periods), including, without limitation, (i) the failure to pay principal or interest when due, (ii) a breach by the Partnership or its subsidiaries of any material representation or warranty or any covenant made in the A&R Credit Agreement or (iii) certain events of bankruptcy or insolvency.

The above description of the material terms of the A&R Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the A&R Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

Item 8.01 Other Events

On February 15, 2017, the Partnership issued a press release announcing that it had entered into the A&R Credit Agreement.  A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1

Amended and Restated Credit Agreement, dated as of February 14, 2017, by and among NGL Energy Partners LP, NGL Energy Operating LLC, the subsidiary guarantors party thereto, Deutsche Bank Trust Company Americas, Deutsche Bank AG, New York Branch, and the other financial institutions party thereto.

99.1	Press release dated February 15, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NGL ENERGY PARTNERS LP

	By:	NGL Energy Holdings LLC,
its general partner

Date: February 15, 2017	By:	/s/ H. Michael Krimbill
H. Michael Krimbill
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1

Amended and Restated Credit Agreement, dated as of February 14, 2017, by and among NGL Energy Partners LP, NGL Energy Operating LLC, the subsidiary guarantors party thereto, Deutsche Bank Trust Company Americas, Deutsche Bank AG, New York Branch, and the other financial institutions party thereto.

99.1	Press release dated February 15, 2017.